FUQI International, Inc. Reports
Second Quarter 2009 Financial Results

-- 2Q09 Revenues Increase 50.6% to $100.8 Million –
-- 2Q09 Gross Margin Increases 660 Basis Points to 17.2% --
-- 2Q09 Net Income Increases 86.8% to $9.9 Million, or $0.45 per Diluted Share –
-- Raises Full Year Revenue and Net Income Guidance --

Shenzhen, China, August 6, 2009 – FUQI International, Inc. (Nasdaq GM: FUQI) today announced financial results for the second quarter ended June 30, 2009.

“I am pleased to report that, our team has once again delivered strong second quarter results.  We believe this is an indication that our wholesale and retail strategy, combined with our vertically integrated operations and growing brand recognition, provides us with a blueprint for success and reflects the strength of our position in the growing Chinese jewelry marketplace.  We look forward to capitalizing on opportunities that present themselves and putting the capital from our recently closed $120 million public offering in accretive use in the near future.  We are excited about our opportunities to continue growing both our wholesale and retail businesses as well as focusing on our long-term goals. We continue to explore opportunities to enhance our growth and which will enable us to become a more efficient and productive organization so that we can continue to deliver solid results for our shareholders,” commented Mr. Yu Kwai Chong, CEO and Chairman of Fuqi International.

Revenues for the second quarter of 2009 increased 50.6% to $100.8 million from $66.9 million in the second quarter of 2008.  The increase was attributable to an increase of sales volume in the wholesale business as well as from increased revenues derived from the Company’s retail business.  Wholesale revenue contributed approximately $92.5 million to overall revenues for the quarter, representing year-over-year growth of approximately 39.9%, and retail revenue contributed approximately $8.3 million to overall revenue for the quarter, which is a 10.2 times increase compared to the same period in the prior year.

Gross profit in the second quarter of 2009 increased 145.1% to $17.4 million from $7.1 million for the same period in the prior year.  Gross profit margin for the second quarter of 2009 increased 660 basis points to 17.2% compared to 10.6% in the same period in the prior year.  The improvement in gross margin was primarily due to an increase of product segments, an expansion in retail sales, which resulted from an increase in brand awareness, and opening additional jewelry counters as well as our acquisition of Temix’s 50 retail counters/stores in 2008.  Second quarter wholesale gross margin increased 510 basis points to 15.7% compared to 10.6% in the prior year period while retail gross margin increased significantly to 33.7% in the second quarter of 2009 compared to 7.4% in the second quarter of the prior year.

Operating expenses in the second quarter increased 281.8% to $4.2 million compared to $1.1 million in the prior year period.  The increase was primarily a result of an increase in legal and professional fees as a public company, salary expenses incurred in relation to the expansion of our wholesale and retail business and an increase in variable rents and fees to department stores and malls for retail business.  Income from operations for the second quarter increased 120% to $13.2 million from $6.0 million in the second quarter of 2008.

Net income for the second quarter of 2009 increased 86.8% to $9.9 million, or $0.45 per diluted share, compared to $5.3 million, or $0.25 per diluted share in the same period of the prior year.

On June 30, 2009, the Company had cash and cash equivalents of $49.3 million, compared with $56.6 million at the end of 2008. Inventory at the end of the second quarter was $86.8 million, up from $44.4 million at the end of 2008.  This increase reflects the Company’s desire to have available product quantities and varieties on hand to meet demand in the wholesale business as well as its strategic expansion into the retail business.

2009 Financial Outlook

Mr. Chong continued, “As a result of the successful offering as well as market opportunities, we are raising our revenue and net income guidance for the remainder of this year.  We believe that we have laid the foundation to successfully build a fully-integrated wholesale and retail operation that can capture a sizeable market share in the growing Chinese middle class market.  We are enthusiastic about our future growth prospects, and believe we have the vision to build the leading jewelry provider in China.”

For the third quarter, the Company anticipates total revenue between approximately $121.5 - $131.3 million which includes wholesale and retail revenues.  Net income in the third quarter is expected to be in the range of $10.1 - $11.1 million, or $0.40 - $0.44 per diluted share, based on a weighted average share count of approximately 25.3 million shares.  The share count will partially reflect the 5.58 million shares issued in the stock offering that closed on August 5, 2009.

For the fourth quarter, the Company anticipates total revenue between approximately $177.5 - $185.5 million which includes wholesale and retail revenues.  Net income in the fourth quarter is expected to be in the range of $14.4 - $16.2 million, or $0.52 - $0.59 per diluted share, based on a weighted average share count of approximately 27.6 million shares.

For the full year 2009, the Company now expects full-year revenue of approximately $509.2 - $527.0 million. These estimates include both wholesale and retail revenues and exclude the impact from any potential acquisitions. The Company also anticipates net income of approximately $44.0 - $46.8 million, or diluted EPS of $1.83 - $1.94, based on a weighted average share count of approximately 24.1 million shares, reflecting the partial-year impact of the shares issued in our recent offering.

Conference Call
The Company will conduct a conference call to discuss its second quarter 2009 results today, Thursday, August 6th before the markets open at 8:30 am ET.  Listeners may access the call by dialing #1-201-689-8471. To listen to the live webcast of the event, please go to http://www.viavid.net . Listeners may access the call replay, which will be available through August 13th, by dialing #201-612-7415; account no: #3055; passcode: 329841.

About FUQI International

Based in Shenzhen, China, FUQI International, Inc. is a leading designer, producer and seller of high quality precious metal jewelry in China.  Fuqi develops, promotes, manufactures and sells a broad range of products consisting of unique styles and designs made from gold and other precious metals such as platinum and Karat gold.

Safe Harbor Statement

The statements set forth above include forward-looking statements based upon preliminary information currently available to us that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, completion of quarterly close procedures and final adjustments, review by our independent registered public accounting firm, and other developments that may arise before our financial results for the quarter are finalized, as well as risks related to our acquisition of Temix in August 2008, adverse capital and credit market conditions, the vulnerability of the Company’s business to a general economic downturn in China; fluctuation and unpredictability of costs related the gold, platinum and precious metals and other commodities used to make the Company’s products; the Company’s ability to obtain all necessary government certifications and/or licenses to conduct its business; the Company’s recent entry into the retail jewelry market; changes in the laws of the PRC that affect the Company’s operations; competition from competitors; the Company’s reliance on one source for gold; the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company’s operations; and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.  Accordingly, you should not place undue reliance on the foregoing financial estimates. This release speaks only as of its date and, except to the extent required by law, we disclaim any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Contact Information:

Mr. Frederick Wong
Chief Financial Officer
Phone: 852 6199 0741 (Hong Kong)

Ms. Charlene Hua
EVP of Financial, Capital Market & Corporate Development
Phone: 852 9468 2497 (Hong Kong)
IR Email: IR@FuqiIntl.com

Bill Zima
ICR Inc. (US)
Phone: 203-682-8200

(Financial Tables on Following Pages)

FUQI INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net sales:
Wholesale and distribution	$92,504,318	$66,129,787	$189,330,171	$142,488,298
Retail	8,337,927	746,468	20,872,084	1,954,316
	100,842,245	66,876,255	210,202,255	144,442,614

Cost of sales:
Wholesale and distribution	77,960,527	59,088,244	160,593,482	126,893,710
Retail	5,526,081	691,109	14,201,770	1,640,627
	83,486,608	59,779,353	174,795,252	128,534,337

Gross Profit	17,355,637	7,096,902	35,407,003	15,908,277

Operating expenses:
Selling and marketing	2,855,884	461,267	5,838,471	926,128
General and administrative	1,328,014	627,347	3,861,619	2,069,059

Total operating expenses	4,183,898	1,088,614	9,700,090	2,995,187

Income from operations	13,171,739	6,008,288	25,706,913	12,913,090

Other income (expenses):
Interest expense	(377,535)	(322,935)	(795,973)	(686,155)
Interest income	32,275	4,376	60,625	13,335
Gain from derivative instrument	17,212	720,744	95,671	1,561,265
Miscellaneous	35,799	129,378	40,257	256,161

Total other income (expenses)	(292,249)	531,563	(599,420)	1,144,606

Income before provision for income taxes	12,879,490	6,539,851	25,107,493	14,057,696

Provision for income taxes	3,012,249	1,289,084	5,579,753	2,411,856

Net income	9,867,241	5,250,767	19,527,740	11,645,840

Other comprehensive income (loss) - foreign currency translation adjustments	4,979	2,539,723	(8,779)	6,506,456

Comprehensive income	$9,872,220	$7,790,490	$19,518,961	$18,152,296

Earnings per share - basic	$0.46	$0.25	$0.91	$0.56

Earnings per share - diluted	$0.45	$0.25	$0.91	$0.56

Weighted average number of common shares - basic	21,494,081	20,924,843	21,479,708	20,924,843

Weighted average number of common shares- diluted	21,700,421	20,924,843	21,517,171	20,924,843

FUQI INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash	$49,320,954	$56,569,733
Accounts receivable, including amount due from related party of $13,157,401 for 2009 and $2,837,907 for 2008, net of allowance for doubtful accounts of $1,481,000 for 2009 and $1,620,000 for 2008	60,041,347	73,949,200
Value added taxes receivable	6,653,192	2,170,669
Inventories	86,839,054	44,409,645
Prepaid expenses and other current assets	722,703	286,405
Advances to suppliers	7,835,492	8,468,971
Gold future contracts	73,762	1,426,236
Deferred taxes	90,904	142,608
Total current assets	211,577,408	187,423,467

Property, equipment, and improvements, net	3,730,988	3,400,642
Deposits	115,065	104,414
Goodwill	585,444	583,269
Acquired intangibles, net	3,134,710	3,197,344
Other assets	109,479	140,278

	$219,253,094	$194,849,414
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$32,201,876	$21,944,904
Accounts payable and accrued liabilities	6,117,966	12,511,519
Other payable, related parties	7,447,372	6,287,102
Customer deposits	13,300,774	14,474,178
Income tax payable	3,581,828	2,802,110
Total current liabilities	62,649,816	58,019,813

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, shares issued and outstanding – 22,047,261 for 2009 and 22,005,509 for 2008	22,047	22,006
Additional paid in capital	82,758,313	82,503,638
Accumulated foreign currency translation adjustments	9,611,745	9,620,524
Retained earnings	64,211,173	44,683,433

Total stockholders' equity	156,603,278	136,829,601

	$219,253,094	$194,849,414

FUQI INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
INCREASE (DECREASE) IN CASH
	Six Months Ended June 30,
	2009	2008
Cash flows provided by operating activities:
Net income	$19,527,740	$11,645,840
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	572,188	220,113
Bad debt provision	(139,596)	24,220
Stock-based compensation	254,716	297,102
Loss on disposal on property, equipment and improvements	8,640	-

Changes in operating assets and liabilities:
Accounts receivable	14,079,966	(268,315)
Value added taxes receivable	(4,480,064)	(538,773)
Inventories	(42,394,276)	(3,481,151)
Prepaid expenses and other current assets	(135,517)	36,987
Gold future contracts	1,352,768	245,357
Advances to suppliers	635,067	(71,607)
Deferred taxes	51,759	(1,773,008)
Rental deposits	(10,596)	-
Other assets	30,859	2,278
Accounts payable, accrued expenses, accrued business tax, and other payable	(6,586,029)	(125,501)
Customer deposits	(1,180,245)	2,431,032
Income tax payable	778,085	889,845
Net cash (used for) provided by operating activities	(17,634,535)	9,534,419

Cash flows (used for) investing activities:
Purchase of property, equipment and improvements	(963,470)	(566,809)
Proceeds from disposal of property, equipment and improvements	79,017	-
Decrease in restricted cash	-	427,411
Net cash used for investing activities	(884,453)	(139,398)

Cash flows provided by (used for) financing activities:
Proceeds from (repayments to) short-term borrowing	10,242,903	(284,941)
Repayments to a related party	(965,759)	-
Advances from a related party	2,052,202	-
Net cash provided by (used for) financing activities	11,329,346	(284,941)

Effect of exchange rate changes on cash	(59,137)	4,538,160

Net (decrease) increase in cash	(7,248,779)	13,648,240

Cash, beginning of the period	56,569,733	63,293,653

Cash, end of the period	$49,320,954	$76,941,893

Supplemental disclosure of cash flow information:
Interest paid	$823,306	$599,079
Income taxes paid	$4,749,914	$3,293,418

Non-cash disclosure:
Non monetary exchanges related to certain retail sales	$997,742	$398,057